Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, JANUARY 13, 2010

CLARCOR REPORTS FOURTH QUARTER AND FISCAL 2009 RESULTS

Fiscal Fourth Quarter and Full Year 2009 Highlights
(Amounts in thousands, except per share data and percentages)

	Quarter Ended		%	Year Ended		%
	11/28/09	11/29/08	Change	11/28/09	11/29/08	Change
Net Sales	$234,392	$265,983	(11.9)	$907,748	$1,059,601	(14.3)
Operating Profit	$34,736	$45,906	(24.3)	$105,733	$151,923	(30.4)
Net Earnings	$24,678	$29,060	(15.1)	$71,543	$95,654	(25.2)
Diluted Earnings Per Share	$0.49	$0.56	(12.5)	$1.40	$1.86	(24.7)
Average Diluted Shares Outstanding	50,774	51,525	(1.5)	51,045	51,410	(0.7)

FRANKLIN, TN, January 13, 2010-- CLARCOR Inc. (NYSE: CLC) reported its fiscal 2009 fourth quarter and full year 2009 financial results for the quarter and year ended November 28, 2009.

Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “Even though our fourth quarter results were below what we achieved last year, we are pleased with our results this quarter. Our sales and profits this quarter were the highest of any quarter in 2009, and our full-year results came in at the top of our most recent earnings forecast. The trend of higher sales, operating profit and operating margins for each subsequent quarter during 2009 gives us a good start for 2010.

“Fourth quarter operating profit increased by 8% compared to the third quarter of 2009, by 38% compared to the second quarter of 2009 and by 154% compared to the first quarter of 2009. Fourth quarter operating margins in 2009 were 14.8% compared to 13.9% in the third quarter of 2009, 11.0% in the second quarter of 2009 and 6.4% in the first quarter of 2009.

“Most of our businesses, and all of our aftermarket businesses, are performing well and we expect continuing improvement in 2010. Certainly the global recession is still impacting us, but the diversity of our filtration businesses and the breadth of our product lines and customer base help to offset large differences in product demand across filtration markets. Equally, having a strong balance sheet during a recession is a great benefit. Our cash balances exceed our outstanding debt and that gives us the ability to aggressively invest in our businesses for growth, pursue acquisition opportunities, pay a dividend, which we increased by 8% in September and, when appropriate, repurchase our common stock.

“I am particularly pleased that our Industrial/Environmental operating margins were over 9% for the fourth quarter. Our goal for 2010 is to reach a full-year operating margin for this segment of 8% to 10% from 5% in 2009. Based on the improvement in profitability at CLC Air, I am optimistic that we will achieve this.

“Overall, product demand improved slightly as 2009 progressed, but varied greatly depending on the market and geography. We saw filtration demand improve during the fourth quarter in HVAC applications, heavy-duty engine, our Total Filtration Program sales to non-automotive customers, most Asian markets and aviation fuel. Filter demand was weak and largely unchanged throughout the year for dust collector systems, maintenance filter sales to automotive companies, filters for off-shore oil drilling and filters used in the fibers and resins industry. Filter sales for natural gas applications and locomotive filter sales were steady throughout the year, though still at a level below 2008. Filtration products sold to the aerospace industry throughout the first half of 2009 were level with sales at the end of 2008, but weakened towards the end of the year.

“We were able to improve our operating margins throughout 2009 largely due to cost reductions and productivity improvements at every one of our companies. Certainly increasing sequential sales during 2009 helped, but the sales increases from quarter to quarter were not enough to drive margin improvement alone. Having said that, I want to emphasize that we did not decrease spending on new product research and development programs, including the development of new, innovative filter media or on programs directly related to serving our customers. What this means is that we did not reduce spending on customer service, inventory availability or advertising and marketing programs.

“Our CLC Air restructuring program is now largely completed. CLC Air is profitable and operating margins are positive and continuing to improve. Excluding the impact of the loss of 3M sales, which I have discussed in previous press releases, CLC Air sales grew in the last half of 2009 compared to the last six months of 2008. We expect this to continue. In addition, though we were not successful at winning the Lowe’s HVAC filter account, we have won the business at smaller retail chains for our Purolator® high-performance air filters, and we are currently proposing on other retail chain accounts. We believe that our Purolator® filters are the best performing high-end air filters in the industry and offer our customers a combination of performance, quality and pricing which is exceptionally appealing.

“As is typical, fluctuations in foreign currency did not materially impact us in the fourth quarter, though overall a weaker U.S. dollar will increase our reported sales and earnings. Foreign currency fluctuations increased sales and operating profit by approximately $3 million and $1 million, respectively, for the quarter just ended.

“While we realized an overall reduction in material costs in 2009 compared to 2008, it was an unusual year for raw material costs. There were significant decreases in prices for most metals, oil and natural gas, resins and adhesives, packaging materials and filter media during the first half of 2009. Towards the end of the year, raw material prices stabilized and in some categories, such as oil, certain filter media, packaging and steel, began to increase. Though this had little impact on our overall material costs during the fourth quarter, we are watchful of this trend and intend to respond quickly if costs continue to increase.

“Our packaging business had a strong second half of 2009 and a very strong fourth quarter. Increased demand from current customers and new product roll-outs hit in the last half of 2009 and provide a good foundation for 2010. Operating margins in the third quarter of 2009 improved to 11.6% from 8.8% in the third quarter of 2008 and fourth quarter 2009 margins increased to 13.3% from 11.3% in the fourth quarter of 2008.

“Fiscal 2009 was a strong cash flow year for CLARCOR. Cash provided by operating activities was $114 million for 2009 compared to $107 million in 2008. During 2009, we repurchased nearly $20 million of our common stock, though there were no repurchases in the fourth quarter. We continue to reduce our outstanding debt, and by year-end our debt to total capital ratio was 7.1% compared to 11.4% in 2008. Our cash balances and short-term investments exceeded our outstanding debt by $39 million at the end of 2009.  We are also fortunate to have a credit facility enabling us to borrow up to $250 million at an attractive borrowing rate. Our credit facility matures in December 2012.

“Our effective tax rate in 2009 was 32.0% compared to 33.9% in 2008. The decrease in the rate reflected the increasing percentage of our taxable income from lower tax regions outside the U.S. Capital expenditures for 2009 were approximately $22 million; in 2008, capital expenditures were $35 million.

Fiscal 2010 Expectations
“Looking forward to 2010, we expect filtration markets to gradually improve, more slowly in the first half of the year, and then more quickly in the latter half of 2010. We are fortunate to be primarily an aftermarket filtration company as we expect the domestic OEM market, particularly for heavy-duty engine filtration, to remain flat throughout 2010. As over-the-road trucking improves, the impact upon our heavy-duty engine filter sales should be relatively quick.  We expect Asian markets, for most product lines, will grow more quickly than U.S. or European markets.

“We expect the decline in natural gas prices will impact the ability of natural gas companies to build new pipelines and transmission facilities, but quoting activity for our natural gas filtration systems remains robust. We believe this is due to major natural gas finds during 2009, both in the U.S. and overseas. It certainly appears that natural gas will play an increasing role in the U.S. and the world’s energy supply. Moreover, our emphasis on building our natural gas filtration aftermarket business is gaining momentum and should grow faster than our natural gas vessel business.

“The impact of losing the 3M HVAC filter business in 2009 will result in a drop of $13 to $14 million in sales in 2010 compared to 2009 for CLC Air, but this will be somewhat offset by recent sales initiatives and successes. We are very excited about the opportunities to grow our high-end HVAC retail product sales using our Purolator® brand.

“We expect the following 2010 growth rates in net sales by segment:
•	Engine/Mobile - 5% to 7% with roughly the same growth rate in over-the-road trucking, agricultural, construction, mining and locomotive markets
•
Industrial/Environmental - 6% to 8% with stronger growth in dust collector systems, oil drilling and natural gas filtration products. Excluding the loss of the 3M business, we also expect HVAC filtration to grow at an above-average rate in 2010.  We expect slower than average growth in aerospace and aviation fuel filtration.

•	Packaging - 8% to 11% with somewhat faster than average growth in tobacco, confectionary and HBA markets.

“We expect continuing improvement in operating margins throughout 2010 with projected operating margins for the full year by segment as follows:
•	Engine/Mobile - 20% to 22% compared to 20.1% in 2009
•	Industrial/Environmental - 8% to 10% compared to 5.4% in 2009
•	Packaging - 7% to 8% compared to 7.9% in 2009

“We expect the full-year effective tax rate to be 32% to 33% and we expect capital spending to be approximately $35 to $40 million.

“A strong balance sheet with strong and consistent cash flows was and remains a great advantage to have during a recession. Not only do we maintain large cash balances for an industrial company of our size, but expect operating cash flows in 2010 to provide approximately $80 to $100 million in additional cash to pay for 2010 capital spending and dividends. Our ability to generate consistent positive cash flows also enables us to pursue acquisition opportunities and share repurchases. We have $167 million available under our current share repurchase authorization.

“We remain strongly optimistic about our company and its prospects. The recession during 2009 was more severe than we had expected, and certainly affected our financial results in the past year. But as we complete our 105th year, our future continues to look bright with significant growth opportunities throughout the world. Assuming the economy does not worsen, we expect diluted earnings per share to be in the range of $1.55 to $1.70 in 2010. Though this is still below our high of $1.86 in 2008, it represents an increase of 11% to 21% over 2009 results.”

CLARCOR will be holding a conference call to discuss the fourth quarter and full year results at 10:00 am CST on January 14, 2010. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites or at 1-888-203-1112 or 1-719-457-0820 and providing confirmation code 4947707. The replay will be available through January 21, 2010 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to future growth, as well as management's short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements related to the performance of the U.S. and other economies generally; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements relating to the Company's business and growth strategies; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, the Company's past results of operations do not necessarily indicate its future results. These and other uncertainties are discussed in the "Risk Factors'' section of the Company’s 2008 Form 10-K. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, including projected sales and profit levels for any business segment in any given quarter, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

TABLES FOLLOW

-more-

CLARCOR 2009 FOURTH QUARTER RESULTS cont'd.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)

	Fourth Quarter		Twelve Months
For periods ended November 28, 2009 and November 29, 2008	2009	2008	2009	2008

Net sales	$234,392	$265,983	$907,748	$1,059,601
Cost of sales	159,628	176,422	628,460	719,726
Gross profit	74,764	89,561	279,288	339,875
Selling and administrative expenses	40,028	43,655	173,555	187,952
Operating profit	34,736	45,906	105,733	151,923
Other income (expense)	860	(1,877)	(84)	(6,552)
Earnings before income taxes and minority interests	35,596	44,029	105,649	145,371
Income taxes	10,933	14,888	33,819	49,310
Earnings before minority interests	24,663	29,141	71,830	96,061
Minority interests in earnings of subsidiaries	15	(81)	(287)	(407)
Net earnings	$24,678	$29,060	$71,543	$95,654

Net earnings per common share:
Basic	$0.49	$0.57	$1.41	$1.88
Diluted	$0.49	$0.56	$1.40	$1.86

Average shares outstanding:
Basic	50,474,916	50,908,849	50,779,594	50,783,862
Diluted	50,773,562	51,524,905	51,045,131	51,410,436

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	November 28,	November 29,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$59,277	$40,715
Short-term investments	32,171	7,269
Accounts receivable, net	164,545	194,864
Inventories	157,416	158,201
Other	33,118	31,522
Total current assets	446,527	432,571
Plant assets, net	188,091	192,599
Acquired intangibles, net	324,172	319,053
Other assets	13,099	13,659
	$971,889	$957,882
Liabilities
Current liabilities:
Current portion of long-term debt	$99	$128
Accounts payable and accrued liabilities	120,978	138,292
Income taxes	5,419	5,083
Total current liabilities	126,496	143,503
Long-term debt	52,096	83,822
Long-term pension liabilities	67,192	27,307
Other liabilities	39,486	51,491
	285,270	306,123
Shareholders' Equity	686,619	651,759
	$971,889	$957,882

SUMMARY CASH FLOWS
(Dollars in thousands)

	Twelve Months
	2009	2008
From Operating Activities
Net earnings	$71,543	$95,654
Depreciation	26,005	25,231
Amortization	4,957	5,157
Other non-cash	(332)	-
Stock compensation expense	4,088	4,474
Excess tax benefits from stock compensation	(1,854)	(2,469)
Changes in short-term investments	(24,902)	(2,385)
Changes in assets and liabilities, excluding short-term investments	32,959	(18,651)
Other, net	1,440	125
Total provided by operating activities	113,904	107,136
From Investing Activities
Plant asset additions	(21,740)	(34,908)
Business acquisitions	(11,918)	(74,921)
Investment in affiliate	(1,794)	(2,000)
Proceeds from insurance claims	-	2,025
Other, net	750	904
Total used in investing activities	(34,702)	(108,900)
From Financing Activities
Net (payments) proceeds under revolving credit agreement	(40,000)	75,000
Borrow ings under long-term debt	8,410	-
Payments on long-term debt	(838)	(16,092)
Cash dividends paid	(18,682)	(16,845)
Excess tax benefits from stock compensation	1,854	2,469
Purchase of treasury stock	(19,767)	(37,260)
Other, net	3,616	8,883
Total provided by (used in) financing activities	(65,407)	16,155
Effect of exchange rate changes on cash	4,767	(9,735)
Change in Cash and Cash Equivalents	$18,562	$4,656

CLARCOR 2009 FOURTH QUARTER RESULTS cont'd.
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	2009
	Quarter	Quarter		Quarter		Quarter
	Ended	Ended	Six	Ended	Nine	Ended	Twelve
	February 28	May 30	Months	August 29	Months	November 28	Months
Net sales by segment:
Engine/Mobile Filtration	$85,380	$92,277	$177,657	$96,445	$274,102	$99,193	$373,295
Industrial/Environmental Filtration	113,458	119,889	233,347	114,630	347,977	113,023	461,000
Packaging	14,852	17,229	32,081	19,196	51,277	22,176	73,453
	$213,690	$229,395	$443,085	$230,271	$673,356	$234,392	$907,748
Operating profit by segment:
Engine/Mobile Filtration	$13,301	$18,457	$31,758	$21,904	$53,662	$21,554	$75,216
Industrial/Environmental Filtration	663	5,864	6,527	7,944	14,471	10,241	24,712
Packaging	(277)	909	632	2,232	2,864	2,941	5,805
	$13,687	$25,230	$38,917	$32,080	$70,997	$34,736	$105,733
Operating margin by segment:
Engine/Mobile Filtration	15.6%	20.0%	17.9%	22.7%	19.6%	21.7%	20.1%
Industrial/Environmental Filtration	0.6%	4.9%	2.8%	6.9%	4.2%	9.1%	5.4%
Packaging	-1.9%	5.3%	2.0%	11.6%	5.6%	13.3%	7.9%
	6.4%	11.0%	8.8%	13.9%	10.5%	14.8%	11.6%

	2008
	Quarter	Quarter		Quarter		Quarter
	Ended	Ended	Six	Ended	Nine	Ended	Twelve
	March 1	May 31	Months	August 30	Months	November 29	Months
Net sales by segment:
Engine/Mobile Filtration	$105,109	$108,658	$213,767	$117,753	$331,520	$107,513	$439,033
Industrial/Environmental Filtration	126,422	139,326	265,748	138,708	404,456	138,656	543,112
Packaging	18,650	19,153	37,803	19,839	57,642	19,814	77,456
	$250,181	$267,137	$517,318	$276,300	$793,618	$265,983	$1,059,601
Operating profit by segment:
Engine/Mobile Filtration	$22,342	$24,450	$46,792	$28,669	$75,461	$23,959	$99,420
Industrial/Environmental Filtration	4,285	11,444	15,729	10,404	26,133	19,715	45,848
Packaging	1,112	1,564	2,676	1,747	4,423	2,232	6,655
	$27,739	$37,458	$65,197	$40,820	$106,017	$45,906	$151,923
Operating margin by segment:
Engine/Mobile Filtration	21.3%	22.5%	21.9%	24.3%	22.8%	22.3%	22.6%
Industrial/Environmental Filtration	3.4%	8.2%	5.9%	7.5%	6.5%	14.2%	8.4%
Packaging	6.0%	8.2%	7.1%	8.8%	7.7%	11.3%	8.6%
	11.1%	14.0%	12.6%	14.8%	13.4%	17.3%	14.3%

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